THIS OPTION AGREEMENT MADE THE 17TH DAY OF FEBRUARY 2006


BETWEEN:


            VINCENT SHEEHAN, OF THE TOWN OF KEARNEY, IN THE PROVINCE OF ONTARIO,


                          HEREINAFTER REFERRED TO AS "SHEEHAN" OR "THE OPTIONOR"
                                                               OF THE FIRST PART


AND:


                                                 GRAPHITE TECHNOLOGY GROUP INC.,
              A CORPORATION INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                HEREINAFTER REFERRED TO AS "GRAPHITE TECHNOLOGY"
                                            OR IN THE ALTERNATIVE "THE OPTIONEE"
                                                              OF THE SECOND PART


         WHEREAS Sheehan represents to Graphite Technology that he is the owner and has exclusive right to deal with and dispose of, free of any and all agreements and encumbrances of any nature or kind whatsoever, of Four (4) Leased Mining Claims (hereinafter referred to as "the Leased Claims"), more particularly described in Schedule "A" annexed hereto and Eight (8) un-patented or un-leased Mining Claims (hereinafter referred to as "the Mining Claims"), more particularly described in Schedule "B" annexed hereto and jointly hereafter referred to as the "Mining Properties" as situated in the Township of Butt, in the Province of Ontario, subject only to the interest of International Graphite Inc.;

         AND WHEREAS the same properties where the subject of an Option Agreement between the Optionor herein, Vincent Sheehan, and Cal Graphite Corporation, hereinafter referred to as "Cal Graphite", dated the 28th day of September 1987 as amended by the Agreement between the parties dated the 29th day of September 1998 (hereinafter referred to as the "Cal Graphite Option Agreement");

         AND WHEREAS Cal Graphite did merge with and all its assets where transferred to International Graphite Inc. (hereinafter referred to as "International Graphite") including all there right, title and interest in the said Mining Properties;


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                                       2


         AND WHEREAS International Graphite is in default of its payments and other obligations under the Option and in particular, is in default in the amount of On Hundred and Forty-Six Thousand, Two Hundred and Fifty-Six dollars and Fifty cents ($146,256.50) of the Minimum Royalty payments under the said Agreement as of October 1, 2005 and Vincent Sheehan is entitled under the terms of the said Agreement to a return of the claims to him free and clear of all encumbrances;

         AND WHEREAS Tormont Industries Ltd. has registered a Construction Lien in the amount of Thirty-nine Thousand and Twenty dollars and Sixty-one cents ($39,020.61) as Instrument No. 383825 on the 17th day of April 2000 and a Certificate of Action in respect thereto as Instrument No. 385155 on the 20th day of June 2000 as against the said properties;

         AND WHEREAS Graphite Technology, represents and warrants that it has entered into an Agreement to take over and assume all the assets and liabilities of International Graphite including but not restricted to One Hundred and Forty-six Thousand, Two Hundred and Fifty-six dollars and Fifty cents ($146,256.50) outstanding to Vincent Sheehan under the said Agreements and is or will be in a position to carry out its obligations under this Agreement;

         AND WHEREAS Sheehan wishes to grant Graphite Technology and Option to Purchase a One Hundred percent (100%) interest in and certain rights to prospect and examine the Mining Properties subject to the terms and conditions and the Royalties set out;

         AND WHEREAS the parties hereto agree to renegotiate the terms and conditions of the Option Agreement and the Cal Graphite Option Agreement, shall be null and void upon the execution of this Agreement save and except that the outstanding Minimum Royalty payments of One Hundred and Forty-six Thousand, Two Hundred and Fifty-six dollars and Fifty cents ($146,256.50) owing to Sheehan pursuant thereto as of October 1, 2005 and any other Royalties accruing thereunder since that date shall remain outstanding, and shall be considered an unpaid vendor's lien as against the property

         THEREFORE, this Agreement witness that in consideration of the premises as set out herein and the sum of Fifteen Thousand dollars ($15,000.00) in the lawful money of Canada now paid to Sheehan by Graphite Technology (the receipt and sufficiency of which is hereby acknowledged), and the mutual covenants and the Agreements hereinafter contained the parties hereto agree as follows:


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                                       3


ARTICLE 1 - THE REPRESENTATION AND WARRANTIES OF BOTH SHEEHAN AND GRAPHITE TECHNOLOGY

1.01 The representations of Sheehan and Graphite Technology hereinbefore and hereinafter set out shall form part of this Agreement and are conditions upon which Graphite Technology and Sheehan have relied on in entering into this Agreement and are construed as both conditions and warranties. In addition, Schedule "A" and Schedule "B" shall be applicable and form part of this Agreement.

ARTICLE 2 - PURCHASE OPTION AND TERMS:

2.01 Sheehan hereby gives and grants to Graphite Technology the sole and exclusive right and option (hereinafter called the "Purchase Option") to purchase from the Sheehan all its right, title and interest in and to the Mining Properties free and clear of all encumbrances, but subject to the Royalties and Minimum Royalties as hereinafter set out and the Cal Graphite Option Agreement, for an aggregate consideration of One Hundred and Fifty Thousand dollars ($150,000.00).

2.02 Subject to prior termination pursuant to the provisions of this Agreement, the Purchase Option shall remain in full force and effect up to and including the 31st day of December 2007 provided the sum of One Hundred and Fifty Thousand dollars ($150,000.00) paid in the following amounts on or before the dates hereinafter set out:

(a) Upon the signing of this Agreement Graphite Technology pays Sheehan the sum of Fifteen Thousand dollars ($15,000.00), the Purchase Option shall continue in full force and effect up to and including the 30th day of June 2006;

(b) Provided Graphite Technology pays Sheehan a further sum of Fifteen Thousand dollars ($15,000.00) on or before the 30th day of June 2006 the Purchase Option shall continue in full force and effect up to and including the 31st day of December 2006;

(c) Provided Graphite Technology pays Sheehan a further sum of Forty Thousand dollars ($40,000.00) on or before the 31st day of December 2006 the Purchase Option shall continue in full force and effect up to and including the 30th day of June 2007;

(d) Provided Graphite Technology pays Sheehan a further sum of Forty Thousand dollars ($40,000.00) on or before the 30th day of June 2007 the Purchase Option shall continue in full force and effect to and including the 31st day of December 2007;


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                                       4


(e) Provided Graphite Technology pays to Sheehan the further sum of Forty Thousand dollars ($40,000.00) on or before the 31st day of December 2007 the Purchase Option shall be deemed to be fully paid for and exercised.

2.03 In the event that Graphite Technology fails to pay any of the amounts specified above on or before the dates set out, this Option Agreement shall be at an end and any monies already paid shall be forfeit to Sheehan and Sheehan shall be under no obligation to Graphite Technology nor shall Graphite Technology have any further or other claim against the Mining Properties, but shall still be required to complete its obligations to Sheehan hereinafter set out respecting the termination of this Agreement and the arrears of Royalties payable pursuant to the Cal Graphite Agreement, shall remain outstanding in full.

ARTICLE 3 - EXERCISE OF PURCHASE OPTION:

3.01 Graphite Technology may at any time, while the Purchase Option Agreement is in full force and effect, exercise the Purchase Option by delivering Sheehan a notice accordingly together with payment of an amount equal to the difference between One Hundred and Fifty Thousand dollars ($150,000.00) and the aggregate of all monies paid hereunder, including without limitation, the Fifteen Thousand dollars ($15,000.00) paid to Sheehan upon the execution hereof. Upon delivery and payment aforesaid, the Purchase Option shall be deemed to be full exercised at the date of giving the said notice and Graphite Technology shall thereafter hold One Hundred percent (100%) legal and beneficial interest in the Mining Properties free of any lien or encumbrance of Sheehan or anyone claiming through Sheehan, save and except for the Royalties hereinafter set out and the Cal Graphite Option Agreement. Upon the payment in full and the exercise of the Option Agreement, Sheehan agrees to discharge the outstanding arrears of Royalty payments in the amount of One Hundred and Forty-Six Thousand, Two Hundred and Fifty-six dollars and Fifty cent ($146,256.50) owing pursuant to the Cal Graphite Option Agreement provided that all Royalty and Minimum Royalty payments as hereinafter set in this Option Agreement have been paid to date and the Mining Properties have been transferred in accordance with Article 11 hereof then subject to these conditions, and any right of Sheehan to the arrears of Royalty payments or as against the claims pursuant to the Cal Graphite Option Agreement in respect thereto shall be forever extinguished.


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                                       5


ARTICLE 4 - ROYALTY

4.01 Whether or not Graphite Technology exercises the Purchase Option, it shall be obligated to pay Sheehan a Royalty or Minimum Royalty ("the Royalty") as follows:

(a) Commencing on the 1st day of October 2006, and each full year hereafter that the Mining Properties are subject to the terms and conditions of this Agreement a Royalty, or a minimum annual fixed Royalty in the amount of Twenty-two Thousand dollars ($22,000.00) is payable hereunder, (subject to the Cost of Living Adjustment clause specified below) and shall be paid by Graphite Technology to Sheehan. The first Twenty-two Thousand dollar ($22,000.00) Minimum Royalty payment shall be due and be paid in one installment on or before the 1st day of October 2006, not withstanding that a full year has not expired since the execution of this Agreement and thereafter payment shall be made in two equal annual installments on or before the 1st day of April and October of each and every year;

(b) The aforesaid minimum annual fixed Royalty payment shall be adjusted annually in accordance with any rise or fall in the consumer price index ratio for all products for the City of Toronto published or announced by Information Canada or any successor federal government agency. The first adjustment shall be made on the 1st day of October 2007 and a subsequent adjustment shall be made on the 1st day of October each subsequent year thereafter. The annual fixed Minimum Royalty payment for the year commencing on October 1, 2007 and for each subsequent year thereafter, shall be paid in and for the previous year plus or minus the percentage thereof which is equal to the percentage rise or fall of the Consumer Price Index Ratio from the 1st day of October 2006 to the 1st day of October of the particular year for which the fixed Minimum Royalty payment is due. All such calculations or adjustments to the Minimum Royalty shall be based on the Consumer Price Index as of the 1st day of October 2006.

(c) In the year in which commercial mining production and products sales begin, and each subsequent year thereafter, the Royalty owing for each such year shall be an amount equal to Two and a half (2.5%) percent of the gross value of Graphite Technology sales of products derived from ore mined on the Mining Properties during in the particular year in question, but always subject to the minimum Royalty adjusted as set out above. In calculating the gross value of Graphite Technology sales of products in any particular year, there shall be no deductions by Graphite Technology for any monies expended in respect to its project on Mining Properties (including capital costs). More particularly, but not so as to limit the generality of the foregoing, there shall be no deduction for Graphite Technology's costs of money, operating costs, taxes payable, mining, processing, upgrading and any other costs relating to its project on the Mining Properties as a whole whether or not such activities are actually carried on or done on the Mining Properties or elsewhere provided that they apply to the ore or materials mined or derived from the Mining Properties.


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                                       6


(d) After the initial Minimum Royalty payment of Twenty-two Thousand dollars ($22,000.00) on the 1st day of October 2006, the Royalty or Minimum Royalty shall be paid in semi-annual installments, the first Royalty payment to be made on the 1st day of April and the 1st day of October in each year commencing on April 1, 2007. In calculating any Royalty payment due hereunder, there shall be no deduction from the Royalty otherwise payable for any Minimum Royalty payments previously paid or made by Graphite Technology to Sheehan in any previous year or period, and for greater clarity, the Royalty, or the minimum Royalty, as the case may be, shall be payable in addition to the monies set out above in respect to Graphite Technology's option of the Mining Properties.

ARTICLE 5 - ASSIGNMENTS

5.01 Graphite Technology shall be at liberty to assign and transfer all its rights, title and interest in this Option Agreement provided:

(a) Sheehan is informed and gives its consent thereto, which consent shall not be unreasonably withheld;

(b) Graphite Technology provides written confirmation by the Assignee of Graphite Technology that the Assignee shall be bound by this Agreement and that the rights and privileges of Sheehan hereunder will be followed and respected. Graphite Technology shall remain liable for all its obligations and payments due hereunder to Sheehan and in the event of default, hereunder Sheehan may enforce any rights or remedies it may have jointly or severely, as it shall see fit as against both Graphite Technology and the Assignee.

5.02 If Sheehan formulates the intention to assign the right to receive the Royalty, in whole or in part, Sheehan shall not complete any such assignment and no purported assignment shall be valid unless and until the Assignee agrees with Graphite Technology and Sheehan to be bound by the provisions hereof as fully as if such Assignee was a signatory hereto. The form of such subsistence of such agreement shall be as Sheehan and Graphite Technology may reasonably require.

5.03 Sheehan shall be at liberty to assign and transfer its right, title and interest in this Option Agreement provided;


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                                       7


(a) Graphite Technology is first informed and gives it consent thereto, which consent shall not be unreasonably withheld; and

(b) Sheehan shall provide written confirmation by the Assignee of Sheehan that the rights and privileges of Graphite Technology hereunder will be followed and respected.

ARTICLE 6 - THE RIGHT TO ENTER AND DO WORK

6.01 Sheehan hereby gives and grants to Graphite Technology, its servants and agents during the currency of the Purchase Option and the sole and exclusive right:

(a)      To enter in, under or upon the Mining Properties;

(b)      To have exclusive and quiet possession of the Mining Properties;

(c) To do such prospecting, exploration, development and/or other mining work thereon and thereunder as Graphite Technology in its sole discretion may consider advisable;

(d) To enter upon and erect upon the Mining Properties such mining plant, buildings, machinery, tools, appliances, and/or equipment as Graphite Technology in its sole discretion may consider advisable; and

(e) To remove from the Mining Properties and dispose or ores, minerals and metals, but only for the purpose of making assay and tests, unless the Option Price and Royalty payments have been paid in full and the Mining Properties have been brought to Lease.

ARTICLE 7 - REPRESENTATIONS, WARRANTIES AND COVENANTS

7.01     Sheehan hereby represents and warrants to Graphite Technology that:

(a) The laws of the Province of Ontario or any other applicable laws with respect to the Mining Properties have been complied with and, without limiting the generality of the foregoing, the Mining Properties have each been properly and duly staked and recorded in accordance with the laws of the said Province;

(b)      The Mining Properties are in good standing;


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                                       8


(c) Graphite Technology may enter in, under or upon the Mining Properties for the purposes of the Agreement and subject to the Mining Act of Ontario and any environmental laws or regulations applicable thereto, extract and dispose of ore, as provided in paragraph 6.01 hereof, without making any payment to, and without accounting to or obtaining the permission of, any person, firm or corporation.

7.02     Sheehan hereby covenants that:

(a) It will not use the name of Graphite Technology or any company associated with Graphite Technology in any document or release made to or available to the public without prior written approval of Graphite Technology;

(b) Any information acquired by it hereunder relating to the Mining Properties shall be confidential and shall not be released or communicated to any person firm or corporation while this Agreement is in full force and effect without the prior written approval of Graphite Technology; and

(c) For so long as the purchase option is in full force and effect, it will not deal, or attempt to deal with its right, title and interest in and to the Mining Properties in any way that would or might affect the right of Graphite Technology hereunder to purchase a One Hundred percent (100%) interest in the Mining Properties, free and clear of any encumbrance.

7.03 Graphite Technology hereby covenants and agrees for so long as the Purchase Option continues in full force and effect:

(a) To permit Sheehan or its duly authorized agents upon reasonable prior notice to Graphite Technology, to have access to the Mining Properties in order to examine any work carried out by or on behalf of Graphite Technology provided, however, that neither Sheehan nor its agents shall interfere with or obstruct the operation of Graphite Technology, its servants and agents on the Mining Properties, and further provided that Sheehan agrees to indemnify and save Graphite Technology harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either of Sheehan or its agents while on the Mining Properties and including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(b) To maintain the Mining Properties in good standing while this Agreement is in full force and effect and for a further Twelve (12) months after the termination thereof;


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                                       9


(c) To forward Sheehan one copy of all engineering reports, drawings, surveys, logs and all other data, or working papers relating to the work done on the Mining Properties or on adjoining properties insofar as they relate to the Mining Properties;

(d) To permit Sheehan, its servants or agents access to the books and records of Graphite Technology pertaining to the operation or work on the Mining Properties for the purposes of calculating or verifying the Royalties payable hereunder and compliance with this Agreement, may have such books and records audited by an independent firm or chartered accountants at Sheehan's costs; and

(e) To obtain a Lease of the Mining Properties pursuant to the Mining Act of Ontario within one year of the signing of this Agreement.

ARTICLE 8 - PROTECTION OF GRAPHITE TECHNOLOGY

8.01 Sheehan will, from time to time, as and when requested by Graphite Technology, execute or cause to be executed all further documents and instruments which are in the opinion of Graphite Technology reasonably necessary to enable Graphite Technology to take advantage of the rights given to it in this Agreement.

8.02 Subject to Article 11 of this Option Agreement Sheehan agrees that Graphite Technology may protect its interest in the Mining Properties, as the same may be from time to time constituted, by doing either or both of the following:

         (a) It may register this Agreement or a memorandum of this Agreement or any other document or documents which Graphite Technology may consider advisable in order to protect is rights and interest hereunder against the title of the Mining Properties; or

         (b) It may transfer the Mining Properties into its name or into the name of its nominee or nominees, to be held in trust and to be dealt with only in accordance with the provisions of this agreement.

ARTICLE 9 - RIGHT TO REMOVE ASSETS

9.01 At any time and from time to time during the currency of the Purchase Option and for a period of One Hundred and Eighty (180) days after the termination of this Agreement and subject to compliance thereto, Graphite Technology may enter upon and remove from the Mining Properties any and all building, plant, machinery, tools, appliances and/or equipment brought or erected upon the Mining Properties by Graphite Technology. Any such buildings, plant, machinery, tools, appliances and/or equipment not so removed within the said period of One Hundred and Eighty (180) days shall become the property of Sheehan.


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                                       10


ARTICLE 10 - TERMINATION

10.01 Subject to the provisions of paragraph 7.03(b), 9.01 and 10.03 hereof, this Agreement shall terminate and be at an end:

         (a) If Graphite Technology fails to pay any Option Purchase Installment as set forth in paragraph 2.02 hereof or any Royalty or Minimum Royalty payment as set out in paragraph 4 hereof on or before the relevant date therein set forth, then upon the day following such relevant date; or

         (b) If Graphite Technology fails within Ninety (90) days of this Agreement to transfer the Leased Mining Claims as set out in Schedule "A" annexed hereto free and clear of all encumbrances of any nature and kind whatsoever including the Tormont Construction Lien and Certificate of Action to Robert J. Bassermann who shall hold the same in trust for the parties hereto as there interest may appear together with the un-patented Mining Claims as set in Schedule "B" annexed hereto, which are already held in trust pursuant to the above-mentioned Option Agreement between Sheehan and Cal Graphite and obtains an acknowledgement from International Graphite or other necessary parties releasing him from any obligations to it pursuant to the Trust Agreement; or

         (c) If Graphite Technology does not exercise the Purchase Option during the currency thereof, then at the expiry of the purchase option; or

         (d) If Graphite Technology otherwise fails to comply with this Option Agreement.

10.02 In the event that Graphite Technology fails to complete any obligation under this Agreement on or before the dates specified herein, (other than the payment of money for which no notice is required) Sheehan shall give Graphite Technology written notice of the same specifying the breach and requiring Graphite Technology to remedy the same. In the event that Graphite Technology fails to remedy the breach within Sixty
         (60) days of the receipt of the notice relating thereto, then Sheehan, at its option, may declare the Agreement terminated and the Agreement thereafter shall be treated as at an end. Notwithstanding that the Agreement has been terminated Sheehan, shall be entitled to any Purchase Price installments or Royalty payments due or accruing prior to such termination, or the cost of fulfilling any other obligation of Graphite Technology set out herein, or any damages or other losses resulting from such default and may enforce payment or compliance of the same in any way it shall in its sole and absolute discretion it considers desirable.


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                                       11


10.03 In the event of any dispute between the parties arising wherein Sheehan asserts that this Agreement is terminated and Graphite Technology denies the validity of the alleged termination, Graphite Technology's position and all of Graphite Technology's rights given to it by this Agreement shall remain preserved and undisturbed until the matter is resolved in Court or otherwise, but Graphite Technology will forthwith commence an Action in Ontario claiming a declaration or other appropriate relief and to pay the disputed amount into Court to the credit of such action, otherwise this Agreement shall be terminated and at an end.

10.04 Notwithstanding anything to the contrary contained in this Agreement, Graphite Technology may at any time or from time to time, either before or after exercise of the Purchase Option, terminate this Agreement with respect to any or all Mining Claims comprising part of the Mining Properties, subject to paragraph 7.03, 9.01 and this Article hereof, upon giving notice accordingly to Sheehan. Forthwith after any such termination, such part of the Mining Properties with respect to which this Agreement has been terminated shall cease to be part of the Mining Properties for the purpose of this Agreement, all obligations of Graphite Technology hereunder, including the obligation to pay the minimum fixed annual Royalty payment (where the notice has been given with respect to all the Mining Claims) shall, subject to this Article hereof, thereupon be at an end. The term "Mining Properties" shall mean only those parts thereof which are still subject to the provisions of this Agreement. Notwithstanding the release of part of the Mining Properties only, the Purchase Option Price and the Royalty or Minimum Royalty payments hereunder shall not be reduced.

10.05    Upon termination hereof, pursuant to this paragraph 10 or otherwise:

         (a) If Graphite Technology has registered any agreement, memorandum, document or documents against the title of the Mining Properties, then Graphite Technology shall forthwith for an aggregate consideration of $1.00 discharge or release such agreement, memorandum, document or documents with respect to the Mining Properties or such of them that are no longer subject to the provisions of this Agreement, as the case may be; or

         (b) If Graphite Technology has transferred the Mining Properties into its name or into the name of its nominee or nominees, then Graphite Technology shall forthwith deliver to Sheehan a duly executed transfer of the Mining Properties or such of them as are no longer subject to the provisions of this Agreement, as the case may be, transferring for an aggregate consideration of $1.00 title thereto to Sheehan or as Sheehan may otherwise in writing instruct;


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                                       12


         (c) Graphite Technology shall do all things and execute all documents so as to maintain the Mining Properties in good standing and to bring the same to Lease pursuant to the Mining Act of Ontario within One (1) year of the signing of this Agreement;

         (d) Graphite Technology shall no longer have any claim or interest in or as against the Mining Properties of any nature or kind whatsoever and any monies thereto before paid shall remain the sole property of Sheehan;

         (e) Graphite Technology shall release all its rights, title or interest in the Mining Properties forthwith.

ARTICLE 11 - TITLE

11.01 Title to the Mining Properties shall be transferred to Robert J. Bassermann, the solicitor for Sheehan, who shall hold the same in trust for the parties hereto as their interest may appear until the following have been completed:

         (a) That the Option price of One Hundred and Fifty Thousand dollars ($150,000.00) has been paid in full as aforesaid;

         (b) The claims have been brought to Lease in accordance with the Mining Act of Ontario;

         (c) All Royalty or Minimum Royalty payments have been paid to date; and

         (d) The properties presently registered in the name of International Graphite have been transferred to Robert J. Bassermann in accordance with this Agreement and the Tormont Construction Lien and the Certificate of Action in respect thereto have been deleted from the title to the said claims; and

         (e) Graphite Technology has otherwise complied with this Agreement.

         Upon completion of the above conditions, the Mining Properties shall be registered jointly in the name of Sheehan and Graphite Technology or their executives, administrators, successors or assigns, as the case may be, together with a copy of this Agreement. Thereafter, any Royalty payments due shall be a first charge or encumbrance against the Mining Properties and payment thereof may be enforced as such in addition to any other remedy, which Sheehan may have.


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                                       13


ARTICLE 12 - LEGAL AND ACCOUNTING FEES

12.01 Graphite Technology agrees to pay all of Sheehan's reasonable legal and accounting fees payable in connection with the negotiation, drafting, registration and servicing of this Agreement and all other matters relating thereto as well as a liability for outstanding fees that Sheehan has accrued in relation with his dealings with Cal Graphite and International Graphite, which Graphite Technology acknowledges are in excess of Ten Thousand dollars ($10,000.00) plus G.S.T.

ARTICLE 13 - NOTICE

13.01 Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid ordinary mail, or if transmitting by any form of telecommunication to either party to this Agreement as listed below:

                  Graphite Technology Group Inc.
                  106 Lakeside Avenue, P.O. Box 210
                  Delano, PA  18220

                  Vincent Sheehan
                  c/o Robert J. Bassermann
                  214 - 120 Carlton Street
                  Toronto, Ontario
                  M5A 4K2

13.02 Either party may from time to time by notice in writing change its address for the purposes of this Article 13.

13.03 Any payment that Graphite Technology may decide to make or cause to be made to Sheehan hereunder shall be deemed to have been well and truly made if a cheque payable to Sheehan in accordance with the provisions of paragraph 13.01 hereof, the provisions of which shall apply, Mutatis Mutandus, as if such cheque was a notice given hereunder.


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                                       14


ARTICLE 14 - INDEMNIFICATION AND UNDERTAKING

14.01 Graphite Technology agrees to indemnify and save Sheehan harmless from all claims, actions, causes of action, expenses, losses and damages brought against or suffered by Sheehan as a result of any act or omission of Graphite Technology arising out of Graphite Technology's occupation, use and control of the Mining Properties.

14.02 Graphite Technology further undertakes not to do anything which might encumber the Mining Properties to the detriment or prejudice of Sheehan and undertakes to do all work on the Mining Properties in good workman like manner and to comply with all municipal, provincial and federal laws and by-laws and regulations covering its conduct and with regard to the Mining Properties.

ARTICLE 15 - OPTION

15.01 Subject to the provisions hereof specifically to the contrary, this is an Option Agreement only and nothing herein contained and no act done nor payment made hereunder shall obligate Graphite Technology to do any further or other act or acts or to make further payment or payments, and in no event shall this Agreement or any act done or any payment made be construed as an obligation of Graphite Technology to do or perform any work or make any payments or further payments on or with respect to the Mining Properties. PROVIDED HOWEVER, notwithstanding that the foregoing Graphite Technology undertakes to bring the claims to Lease pursuant to the Mining Act of Ontario on or before the 28th day of February 2007, in addition, Graphite Technology shall record all work done against the said claims and insure that the taxes are paid and there is sufficient work done on the claims for Twelve (12) months after the termination in order to maintain the same in good standing and arrange the transfer of the Lease Claims to Robert J. Bassermann or Sheehan free and clear of all encumbrances.

ARTICLE 16 - MINING AND EXPLORATION

16.01 Graphite Technology shall conduct its exploration, mining and other activities on the Mining Properties in accordance with good mining and exploration practice and to comply with all mining, environmental laws, by-laws or regulations of any governmental body having jurisdiction, including the closing of any workings and the reclamation of any lands where buildings or other mining debris has been dumped or placed according to law.

ARTICLE 17 - TRAPPERS CABIN

17.01 Graphite Technology agrees to permit Sheehan to maintain his trappers cabin in the vicinity of Graphite Lake located on the Mining Properties optioned hereunder until such time as he is required or is requested to remove the same by Graphite Technology or by any law, by-law, or regulation for the Province of Ontario which requires him to remove the same. In either case, Graphite Technology agrees to pay Vincent Sheehan reasonable compensation for the costs of removing, relocating or rebuilding the same in an alternative location and in the event the parties cannot agree as to the amount and content of reasonable compensation or costs, Graphite Technology may at its own expense relocate the cabin to a sight specified by Sheehan which sight shall be no further then Fifty
(50) miles from where it is presently located or in the alternative to pay compensation for its reconstruction in the amount of to but not exceeding the present value of the cabin at the time it was relocated or constructed

ARTICLE 18 - GENERAL

18.01 Sheehan and Graphite Technology both agree that either before or after termination of this Agreement, they will execute all documents and do all acts and things as either of them may reasonably request and as may be lawfully within its power to do (other than the payment of money) to carry out the provision and/or the intent of this Agreement.

18.02 This Agreement supersedes all prior negotiations and contains the entire understanding between the parties hereto and may be modified only by instrument in writing signed by the party or parties against which the modification is asserted.

18.03 Time shall be of the essence of this Agreement and shall enure to the benefit of and be binding upon Sheehan, its successors and assigns and Graphite Technology, its successors and assigns.

18.04 The parties hereto shall execute all documents and further assurances and do all things that shall be necessary or desirable in order to carry out the terms and intent of this Option Agreement.

18.05 Interest shall be payable in any monies outstanding or in default pursuant to this Agreement at the rate of Ten (10%) percent per annum.

18.06 This Agreement shall be subject to and he interpreted and administered in accordance with the laws of the Province of Ontario and disputes or actions commenced in respect thereto shall be in the Province aforesaid.


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                                       16


         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                            )
                                            ) GRAPHITE TECHNOLOGY GROUP INC.
                                            )
                                            )
                                            ) /s/ Harold King
                                            ) ---------------
                                            ) I have authority to bind the
                                            ) Corporation.
                                            )
                                            )
/s/ Linda Nolan                             )        /s/ Vincent Sheehan
-------------------                         )        -------------------
Witness                                     )        Vincent Sheehan
                                            )